Exhibit 10.1

Master Credit Facility Framework Agreement

July 28, 2025

This Master Credit Facility Framework Agreement (this “Agreement”) is entered into as of July 28, 2025 (the “Execution Date”), by and between (i) 浙江吉利控股集团有限公司 (in English: Zhejiang Geely Holding Group Company Limited), a limited liability company duly incorporated under the laws of the People’s Republic of China (for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan, “PRC”), and (ii)  Lotus Technology Inc., an exempted company with limited liability duly incorporated under the laws of the Cayman Islands. Each of the parties to this Agreement shall be referred to individually as a “Party” and collectively as the “Parties”.

Whereas, the Lender has agreed in principle to provide the Borrower with a credit facility of up to RMB l ,600,000,000, and the Parties wish to set forth the principal terms of such facility. In consideration of the mutual covenants and obligations contained herein, the Parties hereby agree as follows:

Parties	“Lender” shall mean 浙江吉利控股集团有限公司 (in English: Zhejiang Geely Holding Group Company Limited) (also referred to as “Geely Holding”). For the purpose of this Agreement, Geely Holding may designate itself or its appropriate Affiliate(s) as the de facto Lender, all referred to as the Lender.

“Borrower” shall mean Lotus Technology Inc. (also referred to as “Lotus Technology”). For the purpose of this Agreement, Lotus Technology may designate itself or its appropriate Affiliate(s) as the de facto Borrower, all referred to as the Borrower.

“Affiliate” shall mean, in respect of a person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such person. For the sole purpose of this Agreement, any reference to an Affiliate of Geely Holding shall not be deemed to include Lotus Technology and its controlled Affiliates, and vice versa.

The word “control” when used to determine whether an entity is an Affiliate of a Party shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision~~-~~making body of such corporation, partnership or other entity.
Sub~~-~~Agreements	This Agreement is a framework agreement setting forth the key terms of the Facility. The Lender and the Borrower will effect the specific drawdowns under the Facility through a separate PRC domestic facility agreement and an overseas facility agreement (regardless of the actual names of the signed agreements, collectively, the “Sub~~-~~Agreements”), which will detail the execution mechanics while adhering to the key terms set forth in this Agreement.

Facility Amount and Allocation	A non~~-~~revolving credit facility in an aggregate principal amount of up to RMB 1,600,000,000 (the “Facility”), consisting of a Domestic Facility and an Overseas Facility as follows:

	(i)	A PRC domestic facility of an aggregate principal amount of up to RMB 710.00 million to be provided by the Lender or its designated PRC domestic Affiliate(s) to the Borrower’s designated PRC domestic Affiliate(s) (the “Domestic Facility”); and
	(ii)	An overseas facility of an aggregate principal amount of up to RMB 890.00 million (in equivalent USD) to be provided by the Lender’s designated overseas Affiliate(s) to the Borrower or its designated overseas Affiliate(s) (the “Overseas Facility”).

Subject to mutual agreement among the relevant parties and the execution of the requisite supplemental agreements, the allocation of the Facility between the Domestic Facility and the Overseas Facility may be adjusted from time to time. Any undrawn portion of either the Domestic Facility or the Overseas Facility may be reallocated to the other.
Interest Rate	(i)	A fixed interest rate of 6.0% per annum shall apply to any portion of the Domestic Facility drawn down in RMB;
	(ii)	A floating interest rate of SOFR plus 3.55% per annum shall apply to any portion of the Overseas Facility drawn down in USD.

Term	The term of this Agreement shall commence on the Execution Date and remain effective until the full repayment of all loans disbursed under the Facility, and the term of each individual loan drawn down under the Facility shall not exceed 364 days from its respective drawdown date.
Security	The Borrower’s obligations under the Sub-Agreement to the Domestic Facility shall be secured by a pledge over certain intellectual property rights of the Borrower or its Affiliates, which shall be governed by a separate pledge agreement to be entered into between the relevant parties.
Early Repayment	The Lender may demand early repayment of all or part of the outstanding loan (together with accrued interest) upon prior written notice to the Borrower.
The Borrower may request early repayment of all or part of the outstanding loan (together with accrued interest) by delivering a prior written notice to the Lender specifying the proposed date and amount of such repayment, which shall be subject to the Lender’s written confirmation.
Special Remedy	If any event of default under the Sub-Agreements occurs (including without limitation, failure to repay any loan at maturity, acceleration, early repayment demand, etc.), Geely Holding has the right to require Lotus Technology to grant a right to the appropriate Affiliates appointed by Geely Holding to subscribe for the shares of Lotus Technology at market price covering the outstanding loan amount, with proceeds applied solely to the repayment of such loan.
Confidentiality	Each Party shall keep confidential the terms of this Agreement and any information received from the other Party in connection with its execution and performance, unless disclosure is required by law, regulatory obligation, stock exchange or otherwise agreed by the other Party.
Governing Law	This Agreement shall be governed by and interpreted in accordance with the laws of the PRC.

Dispute Resolution	Any dispute arising out of or in connection with this Agreement shall be submitted to arbitration administered by the China International Economic and Trade Arbitration Commission Shanghai Sub-Commission in Shanghai, in accordance with its then-effective arbitration rules. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration.
Counterparts	This Agreement shall become effective upon execution by the Parties and approval by the Borrower’s board of directors. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

By:	/s/ Donghui Li
Name:	Donghui Li
Title:	Legal Representative

Signature Page to Master Credit Facility Framework Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Lotus Technology Inc.

By:	/s/ FENG QINGFENG
Name:	FENG QINGFENG
Title:	Director

Signature Page to Master Credit Facility Framework Agreement